                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                ALBERTSONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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
ALBERTSON'S, INC.
250 PARKCENTER BOULEVARD
P.O. BOX 20
BOISE, IDAHO 83726                                               Albertsons Logo

--------------------------------------------------------------------------------

                                                       April 28, 2000

           Dear Fellow Stockholder:

It is our pleasure to invite you to attend the 2000 Annual Meeting of Stockholders. The meeting is scheduled for 10 a.m. (Mountain Daylight Time) Thursday, June 15, 2000, at the Idaho Center, 16200 Can-Ada Road, Nampa, Idaho. PLEASE NOTE THE NEW DATE AND LOCATION OF THE MEETING. In an attempt to accommodate stockholders, we have moved the meeting from the Memorial Day weekend. We have also moved it to a larger facility.

This year you are being asked to:

- Elect directors,

- Ratify the appointment of independent auditors for the fiscal year that ends February 1, 2001, and

- Consider two stockholder proposals that may be presented at the meeting.

You will find further information about these items and our Company in the following pages. We are giving you:

- Information about the nominees for election to the Board of Directors,

- Information about the auditors we have appointed, and

- Information about the two stockholder proposals -- and why your Board of Directors opposes both of them.

It is important that your shares be represented. We urge you to vote, even if you cannot attend the meeting.

We look forward to personally greeting those stockholders able to attend.

                                           Very truly yours,

                                           ALBERTSON'S, INC.

                                    /S/ GARY G. MICHAEL
                                           Gary G. Michael
                                           Chairman of the Board
                                           and Chief Executive Officer

TABLE OF CONTENTS                                                           LOGO

--------------------------------------------------------------------------------

                                                              PAGE
------------------------------------------------------------------
Notice of the Annual Meeting of Stockholders                    1
------------------------------------------------------------------
Proxy Statement                                                 2
------------------------------------------------------------------
  Appointment of Proxy Holders                                  2
------------------------------------------------------------------
  Voting Methods                                                2
------------------------------------------------------------------
  Voting Securities and Principal Holders Thereof               4
------------------------------------------------------------------
    Shares Beneficially Owned as of March 15, 2000              4
------------------------------------------------------------------
  The Board of Directors                                        6
------------------------------------------------------------------
  Election of Directors (Proposal 1)                            7
------------------------------------------------------------------
    Nominees for Election as Class II Directors                 7
------------------------------------------------------------------
    Continuing Class III Directors                              9
------------------------------------------------------------------
    Continuing Class I Directors                               10
------------------------------------------------------------------
    Director Emeritus                                          12
------------------------------------------------------------------
    Certain Transactions                                       13
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    Committees and Meetings of the Board of Directors          15
------------------------------------------------------------------
    Compensation of Directors                                  16
------------------------------------------------------------------
  Compensation of Executive Officers                           16
------------------------------------------------------------------
    Summary Compensation Table                                 16
------------------------------------------------------------------
    Option Grants in Last Fiscal Year                          17
------------------------------------------------------------------
    Aggregated Option Exercises in Last Fiscal Year and
     Fiscal Year-End Option Values                             18
------------------------------------------------------------------
    Retirement Benefits                                        18
------------------------------------------------------------------
    Salaried Pension Plan Table                                19
------------------------------------------------------------------
    Compensation Committee Report                              20
------------------------------------------------------------------
  Performance Graph                                            22
------------------------------------------------------------------
  Ratification of Appointment of Independent Auditors
    (Proposal 2)                                               23
------------------------------------------------------------------
  Stockholder Proposal (Proposal 3)                            23
------------------------------------------------------------------
    Board of Directors' Statement in Opposition                24
------------------------------------------------------------------
  Stockholder Proposal (Proposal 4)                            25
------------------------------------------------------------------
    Board of Directors' Statement in Opposition                26
------------------------------------------------------------------
  Other Matters                                                27
------------------------------------------------------------------
  Deadline for Receipt of Stockholders' Proposals              27
------------------------------------------------------------------

     [Map showing location of Albertsons 2000 Annual Stockholders' Meeting]

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS                                LOGO

--------------------------------------------------------------------------------

TIME:   10 a.m. Mountain Daylight Time
DATE:   Thursday, June 15, 2000
PLACE:  The Idaho Center
        16200 Can-Ada Road
        Nampa, Idaho

AGENDA:

     - To elect six directors,

     - To ratify the Board of Directors' appointment of independent auditors,

     - To vote on two stockholder proposals that may be made at the meeting, and

     - To transact any other business that may be brought before the meeting in accordance with the By-Laws.

WHO MAY ATTEND?

     - Stockholders of record at the close of business on April 18, 2000

     - Representatives of stockholders, if authorized in writing

     - Invited guests

All stockholders are cordially invited to attend the meeting in person.

WHO MAY VOTE?

     - Any stockholder of record at the close of business on April 18, 2000

     - Any representative of such a stockholder, if authorized in writing

Even if you cannot attend the meeting, we urge you to vote. Please refer to pages 2-3 of the accompanying proxy statement for Albertson's voting procedures.

                                         By Order of the Board of Directors

                                    /s/ KAYE L. O'RIORDAN
                                         Kaye L. O'Riordan
                                         Vice President and Corporate Secretary

                                         April 28, 2000

                YOUR COPY OF THE COMPANY'S ANNUAL REPORT FOR THE
                FISCAL YEAR ENDED FEBRUARY 3, 2000 IS ENCLOSED.

--------------------------------------------------------------------------------

PROXY STATEMENT
--------------------------------------------------------------------------------

This proxy statement is being mailed to stockholders on or about April 28, 2000, in connection with Albertson's solicitation of your vote at its 2000 Annual Meeting of Stockholders. Please read it carefully because it contains important information about admission to the meeting, voting procedures and the matters on which you are being asked to vote.

APPOINTMENT OF PROXY HOLDERS

Your Board of Directors asks you to appoint Gary G. Michael, Michael F. Reuling and Thomas R. Saldin as your proxy holders. As such, they will vote your shares at the 2000 Annual Meeting of Stockholders as you instruct them. To appoint them as requested, just sign, date and return the enclosed proxy card in the pre-addressed, postage-paid envelope provided.

To direct them as to how to vote your shares, just mark the boxes on the proxy card that represent your choices. They will follow your instructions. On any item for which you do not mark a box, they will vote as recommended by the Board of Directors.

VOTING METHODS

If you hold your shares of record, you can vote in one of three ways:

  - By calling toll-free (in the United States) 1-800-840-1208 on a touch-tone phone. Available 24 hours a day. Be sure to have your proxy card available to enter your control number.

  - By visiting the Internet site at http:/www.eproxy.com/abs/.
  - By marking, signing, dating and promptly returning the proxy card. We have enclosed a postage-paid envelope (if mailed in the United States) for your convenience.

If you hold your shares in the name of a bank, broker or other holder of record, you must follow the instructions from the holder of record in order to have your shares voted. Some banks and brokers may offer telephone and Internet voting.

Any stockholder of record attending the meeting may revoke his or her prior vote by voting in person.

If you plan to attend the meeting and your shares are held in the name of a broker or other nominee, please bring a statement or letter from the broker or nominee confirming your ownership of shares.

If you own shares of record, you may revoke your proxy at any time before the voting at the meeting. To do so, you must either:

  - Write a letter to that effect to the Corporate Secretary, 250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho 83726. Your correspondence must be received before the meeting.

  - Submit a signed proxy statement that is dated later than the original proxy and is delivered by telephone, Internet or mail in a timely manner.

  - Vote by ballot at the Annual Meeting.

All shares that have been properly voted -- whether by telephone, Internet or mail -- and not revoked will be voted at the meeting according to your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

At the close of business on the Record Date (April 18, 2000), 423,781,921 shares of Albert-

                                                                            LOGO


--------------------------------------------------------------------------------

son's common stock were outstanding and entitled to vote at the meeting. For each share of stock held, the stockholder is entitled to cast one vote on each matter before the meeting.

A quorum, which is a majority of the outstanding shares as of the Record Date, must be present to hold the Annual Meeting. We calculate a quorum based on the number of shares represented at the meeting, either in person or by proxy.

If a quorum is present:

  - We will hold an election of directors. Each outstanding share of stock is entitled to cast one vote for each director position. Any nominee receiving a plurality of the vote will be elected. Abstentions and broker non-votes will be disregarded; they will have no effect on the outcome of the vote.

  - We will vote on ratification of the appointment of the independent auditor. The appointment will be ratified if approved by a majority of the shares present. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded; they will not affect the outcome of the vote.

  - We will vote on each stockholder proposal, if properly brought before the meeting. Each stockholder proposal will be approved if it receives the affirmative vote of a majority of the shares present. Abstentions will be counted; they will have the same effect as a vote against the matter. Broker non-votes will be disregarded; they will not affect the outcome of the vote.

We have retained Georgeson & Company, Inc. to help in distributing proxy materials and soliciting proxy voting instructions. Georgeson's estimated fee for this work is not more than $20,000 plus payment of reasonable out-of-pocket expenses. The initial solicitation is by mail. In addition, Albertson's directors, officers or employees may solicit proxies in person or by telephone, facsimile, telegram or e-mail.

Albertson's will also reimburse brokerage houses and other custodians for their expenses in sending proxy materials to you.

As a stockholder, you may review a complete list of stockholders entitled to vote at the meeting. The list will be available at the Idaho Center, 16200 Can-Ada Road, Nampa, Idaho, during ordinary business hours for the ten days immediately before the meeting.

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VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

The following table shows the persons (including any group deemed a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company who beneficially own more than 5% of the Company's common stock. It also shows beneficial ownership for each director, for each nominee for director, for each executive officer named in the Summary Compensation Table and for the executive officers and directors as a group.

               SHARES BENEFICIALLY OWNED AS OF MARCH 15, 2000(1)
--------------------------------------------------------------------------------

                    NAME (AND ADDRESS                      NUMBER OF SHARES
                     FOR BENEFICIAL                          BENEFICIALLY                   PERCENT
                     OWNERS OVER 5%)                           OWNED(2)                    OF CLASS
----------------------------------------------------------------------------------------------------
Capital Research and Management Company(3)...............     49,622,240                      11.7%
  333 South Hope Street
  Los Angeles, CA 90071
Markus Stiftung(4).......................................     29,152,800                       6.9%
  Timmasper Weg
  2353 Nortorf
  Federal Republic of Germany
Kathryn Albertson........................................          6,000(5)                      +
A. Gary Ames.............................................         20,108(5)                      +
Cecil D. Andrus..........................................         12,100(5)                      +
Pamela G. Bailey.........................................         10,070(5)                      +
Teresa Beck..............................................         96,065(6)                      +
Henry I. Bryant..........................................         12,045(5)                      +
John B. Carley...........................................        519,032                         +
Paul I. Corddry..........................................         23,108(5)                      +
John B. Fery.............................................         30,393(5)                      +
Fernando R. Gumucio......................................         19,806(5)                      +
Clark A. Johnson.........................................         27,958(5)                      +
Charles D. Lein..........................................         34,933(5)                      +
Victor L. Lund...........................................        961,075                         +
Gary G. Michael..........................................        393,103(6,7)                    +
Beatriz Rivera...........................................         13,108(5)                      +
J.B. Scott...............................................      6,010,877(5,9)                  1.4%
Arthur K. Smith..........................................         28,810                         +
Thomas L. Stevens, Jr....................................          4,500(5)                      +
Will M. Storey...........................................         20,108(5)                      +
Steven D. Symms..........................................         14,610(5)                      +
Thomas J. Wilford........................................      6,127,047(9,10)                 1.4%
Carl W. Pennington.......................................        252,945(6,7)                    +
Michael F. Reuling.......................................        191,651(6,7)                    +
Thomas R. Saldin.........................................        135,944(6,7)                    +
David G. Simonson........................................        110,578(6,7)                    +
All directors (including nominees) and all executive
  officers as a group (31)...............................      9,798,946(5,6,7,8,9,10)         2.3%
----------------------------------------------------------------------------------------------------

+ Indicates that the percentage of shares beneficially owned does not exceed one percent of the Company's common stock.

                                                                            LOGO

--------------------------------------------------------------------------------

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Shares are considered to be "beneficially" owned if the person has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to be the beneficial owner of shares if that person has the right to acquire beneficial ownership of the shares within 60 days following March 15, 2000.

(2) Each director, nominee for director and executive officer disclaims beneficial ownership of any shares owned by his or her spouse, children or grandchildren and by trusts for such person, whether or not the director or officer is a trustee or co-trustee thereof.

(3) According to an amendment to a Schedule 13G filed with the Securities and Exchange Commission on or about February 11, 2000, Capital Research and Management Company, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is deemed to be a beneficial owner as the result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(4) According to a Schedule 13D filed with the Securities and Exchange Commission on or about January 18, 1990, Mr. Theo Albrecht is also a beneficial owner of these shares. Mr. Albrecht's address is the same as that of Markus Stiftung.

(5) Includes shares that could have been acquired within 60 days after March 15, 2000 under the 1995 Stock Option Plan for Non-Employee Directors and the Amended and Restated 1995 Stock-Based Incentive Plan and under options converted from American Stores Company option plans.

(6) Includes shares credited to the Albertson's Savings & Retirement Estates, the Employee Stock Ownership Plan and the American Stores Company Employee Stock Purchase Plan accounts of the individuals named and all executive officers as a group.

(7) Includes shares that could have been acquired within 60 days after March 15, 2000 under the 1986 Nonqualified Stock Option Plan and the Amended and Restated 1995 Stock-Based Incentive Plan and under options converted from American Stores Company option plans.

(8) Includes shares as to which certain executive officers included in all executive officers as a group have sole voting and investment power but which are held for minor children and relatives and as to which they disclaim any beneficial interest.

(9) Includes 6,003,600 shares held by Alscott Limited Partnership #1 of which Alscott, Inc., an Idaho corporation, is the general partner and J.B. Scott and Thomas J. Wilford are limited partners. J.B. Scott is the Chairman of the Board of and has a majority interest in Alscott, Inc., and Thomas J. Wilford is the President and a director of Alscott, Inc.

(10) Includes 36,870 shares held by a family trust for the benefit of descendants of Kathryn Albertson of which Thomas J. Wilford is the trustee and 84,800 shares held by family trusts for the benefit of the children of J.B. Scott of which Thomas J. Wilford is one of the trustees. Mr. Wilford disclaims beneficial ownership of these shares.

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THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

The business and affairs of Albertson's, Inc., are managed under the direction of the Company's Board of Directors. The Board monitors the overall performance of the Company and oversees strategic planning, including the capital expenditures budget. The Board also monitors the Company's financial controls and reviews and ratifies selection and compensation of senior executives.

Currently, the Board of Directors of Albertson's, Inc. is made up of 20 members, one of whom is an Albertson's employee. The Board's Nominating Committee assesses the size and composition of the Board at least annually. That committee recommends prospective directors to the Board.

The Nominating Committee will consider nominees recommended by Albertson's stockholders. To make a recommendation, you must write to the Corporate Secretary of the Company. You must provide:

  - The individual's name,

  - Biographical information about that person, and

  - Qualifications of that person for the Board.

You may also propose a candidate at the Annual Meeting of Stockholders if you have written to the Corporate Secretary of the Company to state your intention to do so and if you have complied with specific requirements in the Company By-Laws.

Your Board of Directors met at four regular meetings and four special meetings during 1999. All directors attended at least 75 percent of the meetings of the Board and of the committees of which they were members.

The Board has four standing committees: the Executive Committee, Audit Committee, Compensation Committee and Nominating Committee. It also has two special committees: the Grantor Trust Committee and the Outside Directors' Committee. A non-employee director chairs each committee. The membership and responsibilities of the committees are detailed in the chart on page 15.

                                                                            LOGO

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ELECTION OF DIRECTORS
(PROPOSAL 1)
--------------------------------------------------------------------------------

The Board of Directors is divided into three classes. Each year, the directors in one class stand for election. They are elected to three-year terms.

The Board of Directors has acted to reduce the number of Class II directors from seven to six because incumbent John B. Carley is not standing for re-election to the Board and has nominated six individuals for election as Class II directors this year. Each is nominated for a term that will expire in 2003. They are:

  - A. Gary Ames

  - Paul I. Corddry

  - Fernando R. Gumucio

  - Beatriz Rivera

  - Arthur K. Smith

  - Thomas J. Wilford

Each nominee already serves as a director. Fernando R. Gumucio and Arthur K. Smith were members of the American Stores Company board of directors prior to the merger in 1999. After the merger, they were appointed to Albertson's Board of Directors. All other nominees have previously been elected by the Albertson's stockholders.

Unless you specify otherwise, your proxy will be voted for the election of all these nominees.

You can find information about each nominee and each continuing director below. Unless otherwise indicated, the directors have been engaged in the same principal occupation for the last five years. Directors' ages are stated as of March 15, 2000.

--------------------------------------------------------------------------------

NOMINEES FOR ELECTION AS CLASS II DIRECTORS
TERM EXPIRING IN 2003
--------------------------------------------------------------------------------

A. GARY AMES

Director
since 1988

Age 55
President and Chief Executive Officer, MediaOne International (formerly U S West International), a telecommunications company, since July 1995. President and Chief Executive Officer, U S West Communications from 1990 to 1995. Mr. Ames is a director of Flextech, Tektronix, Inc. and Telewest. Member of the Compensation, Nominating and Outside Directors' Committees.

--------------------------------------------------------------------------------

PAUL I. CORDDRY

Director
since 1987

Age 63
Served as Senior Vice President, Europe, of H.J. Heinz Company, a worldwide provider of processed food products and services, until his retirement in 1992. Mr. Corddry is a director of Ameristar Casinos, Inc. Member of the Executive, Nominating and Outside Directors' Committees.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

FERNANDO R. GUMUCIO

Director
since 1999

Age 65

Owner and President of The Lafayette Group, a management consulting company, since 1993. Formerly Chairman of the Board and Chief Executive Officer of Del Monte USA from 1987 to 1988 and its President from 1984 to 1987. Mr. Gumucio is a director of Basic Vegetable Products Corporation. Member of the Compensation and Outside Directors' Committees.

--------------------------------------------------------------------------------

BEATRIZ RIVERA

Director
since 1995

Age 49

Member of Energy Resource Associates, LLC, a consulting firm working with Honeywell Power Systems, Inc., since May 1999. Member of the Public Utilities Commission of the State of New Mexico from 1995 through 1998. Owner of Infiniti of Albuquerque, an automobile dealership, from 1990 to 1995. Ms. Rivera is a director of Greer Properties, Inc., a member of the Board of Trustees for the Tomas Rivera Policy Institute and El Rancho de las Golondrinas (Spanish Colonial Arts Museum) and a member of the International Women's Forum, the New Mexico Women's Forum and the New Mexico Venture Capital Advisory Committee to the New Mexico State Investment Council. Chairman of the Nominating Committee and member of the Outside Directors' Committee.

--------------------------------------------------------------------------------

ARTHUR K. SMITH

Director
since 1999

Age 62

Chancellor of the University of Houston System and President of the University of Houston main campus since April 1997. Formerly President of the University of Utah from August 1991 through March 1997. Member of the Executive and Outside Directors' Committees.

--------------------------------------------------------------------------------

THOMAS J. WILFORD

Director
since 1999

Age 57
President and a director of Alscott, Inc., real estate and other investments, since April 1997 and President and a director of the J.A. and Kathryn Albertson Foundation, Inc., focusing on education within Idaho, since 1997. Secretary-Treasurer and a director of Alscott, Inc. and the J.A. and Kathryn Albertson Foundation, Inc. from 1993 to 1997. Managing Partner of the Anchorage, Alaska office of Ernst & Young LLP from 1986 to 1993 and Managing Partner of the Boise office of Ernst & Young LLP from 1978 to 1986. Mr. Wilford is a director of DSRG, Inc. Member of the Audit, Nominating and Outside Directors' Committees.

--------------------------------------------------------------------------------

                                                                            LOGO

--------------------------------------------------------------------------------

CONTINUING CLASS III DIRECTORS
TERM EXPIRING IN 2001
--------------------------------------------------------------------------------

CECIL D. ANDRUS

Director
since 1995

Age 68

Chairman of the Andrus Center for Public Policy, a public policy forum located at Boise State University dealing in natural resource issues, since January 1995 and of counsel to the Gallatin Group, a consulting firm, since February 1995. Elected Governor of the State of Idaho in 1987 and served until January 1995. Served as Secretary of the Interior in the Carter Administration from 1977 through 1980. Mr. Andrus is a director of Coeur d'Alene Mines Corporation, KeyCorp and the J.A. and Kathryn Albertson Foundation, Inc., focusing on education within Idaho. Chairman of the Grantor Trust Committee and member of the Outside Directors' Committee.

--------------------------------------------------------------------------------

PAMELA G. BAILEY

Director
since 1999

Age 51
Chief Executive Officer and President of the Health Industry Manufacturers Association, a worldwide medical technology trade association, since June 1999. Served as Chief Executive Officer of The Healthcare Leadership Council from 1990 to June 1999. Formerly President of the National Committee for Quality Health Care from 1987 to January 1997. Member of the Audit and Outside Directors' Committees.

--------------------------------------------------------------------------------

HENRY I. BRYANT

Director
since 1999

Age 57
Served as Managing Director in the Corporate Finance Unit of J.P. Morgan & Co. Incorporated, an investment banking firm, from February 1987 until his retirement in February 1998. Member of the Audit and Outside Directors' Committees.

--------------------------------------------------------------------------------

JOHN B. FERY

Director
since 1974

Age 70
Served as Chairman of the Board of Boise Cascade Corporation, a timber and paper products company, until his retirement in 1995 and Chief Executive Officer from 1972 to 1994. Mr. Fery is a director of The Boeing Company. Chairman of the Outside Directors' Committee and member of the Executive and Grantor Trust Committees.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

J.B. SCOTT

Director
since 1993

Age 46
Chairman of the Board of Directors of Alscott, Inc., real estate and other investments, and Chairman of the Board and a director of the J.A. and Kathryn Albertson Foundation, Inc., focusing on education within Idaho. Grandson of Kathryn Albertson. Mr. Scott is a director of DSRG, Inc. Member of the Audit, Grantor Trust and Outside Directors' Committees.

--------------------------------------------------------------------------------

WILL M. STOREY

Director
since 1992

Age 68
Served as Executive Vice President and Chief Financial Officer, American President Companies, Inc., a provider of container transportation services, until his retirement in 1995. Chairman of the Audit Committee and member of the Compensation and Outside Directors' Committees.

--------------------------------------------------------------------------------
CONTINUING CLASS I DIRECTORS

TERM EXPIRING IN 2002
--------------------------------------------------------------------------------

TERESA BECK

Director
since 1999

Age 45
Served as President of American Stores Company from March 1998 to June 1999 and Chief Financial Officer from March 1995 to March 1998. Ms. Beck is a director of Questar Corporation and Textron Inc. Member of the Grantor Trust and Outside Directors' Committees.

--------------------------------------------------------------------------------

CLARK A. JOHNSON

Director
since 1989

Age 68
Served as Chairman of the Board of Pier 1 Imports, Inc., a retailer of imported goods, until his retirement in 1999, and Chief Executive Officer until 1998. Mr. Johnson is a director of InterTan, Inc., Metromedia International Group, Niagra Mohawk Holdings, Inc. and PSS World Medical, Inc. Chairman of the Compensation Committee and member of the Outside Directors' Committee.

--------------------------------------------------------------------------------

                                                                            LOGO

--------------------------------------------------------------------------------

CHARLES D. LEIN

Director
since 1975

Age 58
President and Chief Operating Officer of Stuller Settings, Inc., a jewelry manufacturing and wholesaling company, and its subsidiaries, Stuller Service Centers, Inc., Stuller Thailand Limited, Stuller Israel Diamonds Limited, Stuller Settings Southwest, Inc., Stuller Service Centers Canada Co. and Stuller Manufacturing, Inc., since January 1994. Formerly Chairman of the Board, President and Chief Executive Officer of Black Hills Jewelry Manufacturing Co. from 1982 to 1993. President, University of South Dakota from 1977 to 1982 and Dean of the College of Business, Boise State University from 1973 to 1977. Mr. Lein is a director of Stuller Settings, Inc. and Bank One, Lafayette Region. Member of the Compensation, Grantor Trust and Outside Directors' Committees.

--------------------------------------------------------------------------------

VICTOR L. LUND

Director
since 1999

Age 52
Served as Chairman of the Board of American Stores Company from June 1995 to June 1999 and Chief Executive Officer of American Stores Company from 1992 to June 1999. President of American Stores Company from August 1992 to June 1995. Mr. Lund is a director of the Borders Group, Inc. and Service Corporation International. Vice Chairman of the Board and member of the Nominating and Outside Directors' Committees.

--------------------------------------------------------------------------------

GARY G. MICHAEL

Director
since 1979

Age 59
Chairman of the Board and Chief Executive Officer of the Company. Mr. Michael is the Chairman of the Board of Directors of the Federal Reserve Bank of San Francisco and a director of Boise Cascade Corporation and Questar Corporation. Member of the Executive Committee.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

THOMAS L. STEVENS, JR.

Director
since 1996

Age 66
Served as President, Los Angeles Trade-Technical College (LATTC) until his retirement in 1996. Mr. Stevens was a member of the Board of Directors of the Federal Reserve Bank of San Francisco, Los Angeles Branch until his retirement from LATTC. Mr. Stevens is the former Chairman and current member of the Executive Committee of Goodwill Industries of Southern California and is a member of the Executive Committee of the Braille Institute. Member of the Compensation, Executive and Outside Directors' Committees.

--------------------------------------------------------------------------------

STEVEN D. SYMMS

Director
since 1993

Age 61
Partner in Symms and Haddow, a consulting firm, since April 1999 and President of Symms, Lehn & Associates, a consulting firm, since 1993. Elected United States Senator from the State of Idaho in 1980 and served until January 1993. Vice President and Secretary of Boise Air Service, Inc. since 1983. Mr. Symms is a Director of Boise Air Service, Inc. and PanAmerican Capital Group, Inc. Member of the Audit, Grantor Trust and Outside Directors' Committees.

--------------------------------------------------------------------------------

DIRECTOR EMERITUS
--------------------------------------------------------------------------------

KATHRYN ALBERTSON

Age 91
The Board of Directors of the Company has designated Mrs. Kathryn Albertson as Director Emeritus of the Company for the rest of her life in recognition of her position as the widow of the Company's founder, J.A. Albertson, and her many years of service on the Board of Directors. As Director Emeritus, Mrs. Albertson is entitled, but not required, to attend Board of Directors' meetings but will not vote at, or be counted in the quorum for, Board of Directors' meetings. Mrs. Albertson is director emeritus of the J.A. and Kathryn Albertson Foundation, Inc., focusing on education within Idaho. Prior to 1997, she was President and a director of Alscott, Inc., real estate and other investments. She is the grandmother of J.B. Scott.

--------------------------------------------------------------------------------

                                                                            LOGO

--------------------------------------------------------------------------------

CERTAIN TRANSACTIONS

--------------------------------------------------------------------------------

During the fiscal year ended February 3, 2000, one store lease and two office space leases were held by Alscott Real Estate LLC, as landlord, and Albertson's, Inc. as tenant. Alscott Real Estate LLC is managed by Alscott, Inc., an Idaho corporation of which J.B. Scott, a director of the Company, is Chairman of the Board and has a majority ownership interest and of which Thomas J. Wilford, a member of the Board of Directors, is President and a director. The term of the store lease is for a period of 37 years with the expiration date of the primary term occurring in 2007. The office space leases are for a 20 year primary term and a 5 year primary term expiring in 2017 and 2004. The total rentals and common area maintenance fees paid by the Company under the leases to this landlord during the fiscal year ended February 3, 2000 were $999,994.

During the fiscal year ended February 3, 2000, 7 store leases were held by DSRG, Inc., as landlord, and Albertson's, Inc., or one of its wholly-owned subsidiaries, as tenant, and DSRG, Inc. served as the common area maintenance director for 4 other stores leased by Albertson's Inc. or one of its wholly-owned subsidiaries. DSRG, Inc. is a real estate investment trust of which J.B. Scott and Thomas J. Wilford are directors and of which Alscott Limited Partnership owns over 10%. The general partner of Alscott Limited Partnership is Alscott, Inc., an Idaho corporation of which J.B. Scott is Chairman of the Board and has a majority ownership interest and Thomas J. Wilford is President and a director, and the limited partners include J.B. Scott and Thomas J. Wilford. The store leases are for various primary terms ranging from 2001 to 2019. The total rentals and common area maintenance fees paid by the Company under the leases to this landlord during the fiscal year ended February 3, 2000 were $1,196,749.

James Smith, brother-in-law of Richard J. Navarro, Senior Vice President and Controller and a reporting officer of the Company during the fiscal year ended February 3, 2000, is the owner of Tynick Services, Inc., a retail and wholesale electronics distributor. During the fiscal year ended February 3, 2000, the Company paid $188,874 to Tynick Services, Inc. for electronics equipment.

In the opinion of management, all of the foregoing transactions were fair and reasonable and were entered into on terms not less favorable than could be obtained in transactions with responsible third parties.

On August 2, 1998 the Company entered into a Termination and Consulting Agreement with American Stores Company and Victor L. Lund (the "Consulting Agreement") in connection with the American Stores Company merger. Mr. Lund was Chairman of the Board of American Stores Company and is now the Vice Chairman of the Board of Directors of the Company, a non-officer position. The Consulting Agreement provides that Mr. Lund shall be appointed to the Board of Directors of the Company for a term or terms extending until the third annual meeting of the Company following the consummation of the American Stores Company merger, and that while he is a member of such board, he will serve as its Vice Chairman. Mr. Lund has also agreed to provide specified consulting services of up to 1,000 hours to the Company and American Stores Company for one year following the termination of his employment upon consummation of the American Stores Company merger, which occurred on June 23, 1999, for a fee of $850,000. Similar to certain employment agreements that Mr. Lund had with American Stores Company, Mr. Lund and his wife are being provided, under the Consulting Agreement, with certain lifetime health coverage benefits and with additional cash payments if necessary to make them whole for any taxes imposed on such benefits. Instead of providing office space and operating services through October 31, 2012, as required by the previous employment agreements with American Stores Company, Mr. Lund was paid $39,000

--------------------------------------------------------------------------------

and a lump sum of $1.2 million in satisfaction of this obligation during the fiscal year ended February 3, 2000. Upon termination of employment upon consummation of the American Stores Company merger on June 23, 1999, Mr. Lund received title to his company-owned vehicle. During the one-year consulting term, Mr. Lund is receiving fringe benefits (including expense reimbursement and transportation) consistent with the fringe benefits afforded to him immediately before the consummation of the American Stores Company merger. Upon Mr. Lund's permanent disability or death, he or his estate, as applicable, will receive a lump sum payment of the consulting fee for the remainder of the one-year consulting term. Upon a termination of his consulting services for "cause," no further payments would be made. Mr. Lund is subject to a noncompetition covenant while serving as a consultant or member of the Company's Board of Directors and to a confidentiality covenant. Mr. Lund is indemnified by the Company and by American Stores Company, a wholly-owned subsidiary of the Company, with respect to his consulting services. As provided in his previous employment agreements with American Stores Company, Mr. Lund is entitled to an additional payment for any excise tax on excess parachute payments to which he may be subject and was paid $3.7 million in such payments during the fiscal year ended February 3, 2000. The Company has agreed to guarantee all payments and benefits under the Consulting Agreement. The Consulting Agreement also acknowledges that the consummation of the American Stores Company merger on June 23, 1999 permitted Mr. Lund to terminate his employment and receive the severance benefits called for by the existing employment agreements with American Stores Company. The Consulting Agreement acknowledges that upon the termination of Mr. Lund's employment after the American Stores Company merger, he was to receive a cash lump sum payment equal to the sum of (i) his base salary to the extent not already paid; (ii) pro rata bonuses for the year of termination; (iii) an amount in cash equal to three times his base salary and bonus amount ($4.3 million); and (iv) a lump sum payment of the present value of his "Special Long-Range Retirement Plan" benefit which vested in full upon consummation of the American Stores Company merger ($11.7 million, based upon an assumed discount rate of 8.25%). All of such amounts have been paid to Mr. Lund.

Two members of the Company's Board of Directors who were formerly members of the American Stores Company Board of Directors, Fernando R. Gumucio and Arthur K. Smith, have full-recourse interest bearing notes outstanding for the purchase of stock under an American Stores Company stock plan. The interest rate on Mr. Gumucio's loan is 7.04%, the highest aggregate outstanding balance of the loan during the fiscal year was $190,380 and the amount of the loan outstanding on February 3, 2000 was $93,245. The interest rate on Mr. Smith's loan is 6.15%, the highest aggregate outstanding balance of the loan during the fiscal year was $230,823, and the amount of the loan outstanding on February 3, 2000 was $109,367.

                                                                            LOGO

--------------------------------------------------------------------------------

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
                      COMMITTEES                                        COMMITTEE FUNCTIONS
------------------------------------------------------------------------------------------------------------
AUDIT COMMITTEE                                         Reviews work of independent auditors and internal
Standing committee                                      auditors and reports to the full Board. Monitors
4 meetings in fiscal 1999                               internal accounting and financial functions of the
                                                        Company.
------------------------------------------------------
  Pamela G. Bailey            Will M. Storey*           Investigates conflicts of interest, compliance with
  Henry I. Bryant             Steven D. Symms           ethical standards and compliance with laws and
  J.B. Scott                  Thomas J. Wilford         regulations.
------------------------------------------------------------------------------------------------------------
  COMPENSATION COMMITTEE                                Reviews salaries and bonuses paid to Company
  Standing committee                                    executive officers. Selects key employees to receive
  3 meetings in fiscal 1999                             stock option grants and determines the terms of the
                                                        grants.
------------------------------------------------------
  A. Gary Ames                Charles D. Lein
  Fernando R. Gumucio         Thomas L. Stevens, Jr.
  Clark A. Johnson*           Will M. Storey
------------------------------------------------------------------------------------------------------------
  EXECUTIVE COMMITTEE                                   Exercises the authority of the Board of Directors
  Standing committee                                    between meetings of the full Board.
  No meetings in fiscal 1999
------------------------------------------------------
  John B. Carley*             Gary G. Michael
  Paul I. Corddry             Arthur K. Smith
  John B. Fery                Thomas L. Stevens, Jr.
------------------------------------------------------------------------------------------------------------
  NOMINATING COMMITTEE                                  Selects nominees to fill Board vacancies and to
  Standing committee                                    replace retiring Board members.
  2 meetings in fiscal 1999
------------------------------------------------------
  A. Gary Ames                Beatriz Rivera*
  Paul I. Corddry             Thomas J. Wilford
  Victor L. Lund
------------------------------------------------------------------------------------------------------------
  GRANTOR TRUST COMMITTEE                               Administers deferred compensation plans and
  Special committee                                     retirement benefit makeup plans for executives.
  2 meetings in fiscal 1999                             Administers trusts established in relation to these
                                                        plans.
------------------------------------------------------
  Cecil D. Andrus*            Charles D. Lein
  Teresa Beck                 J. B. Scott
  John B. Fery                Steven D. Symms
------------------------------------------------------------------------------------------------------------
  OUTSIDE DIRECTORS' COMMITTEE                          Reviews the progress and performance of the Company
  Special committee                                     on a periodic basis.
  3 meetings in fiscal 1999
------------------------------------------------------
  A. Gary Ames                Charles D. Lein
  Cecil D. Andrus             Victor L. Lund
  Pamela G. Bailey            Beatriz Rivera
  Teresa Beck                 J.B. Scott
  Henry I. Bryant             Arthur K. Smith
  John B. Carley              Thomas L. Stevens, Jr.
  Paul I. Corddry             Will M. Storey
  John B. Fery*               Steven D. Symms
  Fernando R. Gumucio         Thomas J. Wilford
  Clark A. Johnson
------------------------------------------------------------------------------------------------------------
  * Committee chairman
------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

COMPENSATION OF DIRECTORS
--------------------------------------------------------------------------------

Albertson's executive officers do not receive additional compensation for their service as directors.

Albertson's believes that compensation for non-employee directors should be competitive and should encourage increased ownership of Albertson's stock.

Each non-employee director receives:

     - $10,000 per quarter. The final quarterly payment is made only if the director has attended 75 percent of the meetings of the Board and the committees on which he or she serves.

     - An annual award of $60,000 of Albertson's common stock. Each director may choose to receive his or her award in Company stock, deferred Company stock equivalents or stock options to purchase Company stock at a ratio of four stock option shares for every share of Company stock.

Each non-employee director may elect to defer payment of his or her director's cash compensation into the Company's nonqualified deferred compensation plan for non-employee directors.

Director Emeritus Kathryn Albertson receives an annual fee of $35,000. She does not receive any stock grants.

--------------------------------------------------------------------------------

COMPENSATION OF EXECUTIVE OFFICERS
--------------------------------------------------------------------------------
The following table sets forth the compensation paid for each of the Company's last three fiscal years to (i) the Chief Executive Officer of the Company and
(ii) the four other most-highly compensated executive officers of the Company for the last completed fiscal year:

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                                    ANNUAL                       AWARDS
                                                                 COMPENSATION                 ------------
                                                    ---------------------------------------    SECURITIES
                                                                             OTHER ANNUAL      UNDERLYING       ALL OTHER
                NAME AND                   FISCAL   SALARY(1)    BONUS(1)   COMPENSATION(2)     OPTIONS      COMPENSATION(3)
           PRINCIPAL POSITION               YEAR       ($)         ($)            ($)             (#)              ($)
           ------------------              ------   ----------   --------   ---------------   ------------   ---------------
Gary G. Michael                             1999    $1,120,385   $672,692       $106,936        941,541          $171,743
  Chairman of the Board and Chief           1998       899,423    756,800             --              0           151,582
    Executive Officer and a director        1997       750,000    351,000             --        100,000           135,892
Michael F. Reuling                          1999       423,750    338,154         63,360        314,211            23,541
  Vice Chairman of the Company              1998       299,943    188,340             --              0            19,986
                                            1997       285,000     78,000             --         25,000            17,265
Carl Pennington                             1999       438,077    229,688         85,190        392,355            46,145
  Executive Vice President, Marketing       1998       349,942    206,400             --              0            37,065
                                            1997       335,000     91,000             --         25,000            30,696
Thomas R. Saldin                            1999       356,539    249,712         58,681        196,178            17,386
  Executive Vice President                  1998       299,943    180,600             --              0            13,092
    and General Counsel                     1997       285,000     78,000             --         25,000            10,100
David G. Simonson                           1999       381,827    200,661         56,952        196,178             4,620
  Executive Vice President, Operations      1998       274,943    193,500             --              0             2,825
                                            1997       260,000     62,563             --         15,000             1,831

                                                                            LOGO

--------------------------------------------------------------------------------

(1) Includes amounts deferred by certain of the named executive officers pursuant to the Company's qualified and nonqualified deferred compensation programs.

(2) This column includes the value for income tax purposes of noncash personal benefits. The amounts indicated for Mr. Michael and Mr. Pennington include $35,511 and $21,365, respectively, for the value of personal use of corporate aircraft. The amounts indicated for each of the named executives include $54,050, $53,325, $55,151, $55,513 and $52,232, respectively, for the value of the Company provided automobile. Approximately $45,000 of this amount for each of the named executives relates to the discontinuation of the Company provided automobile program.

(3) This column includes $22,000 in fiscal years 1999, 1998 and 1997 for Gary G. Michael, which is a fixed annual amount, in addition to salary and bonus, contributed by the Company and deferred into the Company's nonqualified deferred compensation plans. The remaining amount consists of interest accrued at above-market rates (as defined by the rules of the Securities and Exchange Commission) on compensation deferred pursuant to the Company's nonqualified deferred compensation programs.

--------------------------------------------------------------------------------

                       OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                                                        INDIVIDUAL GRANTS
                                                        --------------------------------------------------
                                                        NUMBER OF    % OF TOTAL
                                                        SECURITIES    OPTIONS                                GRANT DATE VALUE
                                                        UNDERLYING   GRANTED TO                              ----------------
                                                         OPTIONS     EMPLOYEES    EXERCISE OR                   GRANT DATE
                                                         GRANTED     IN FISCAL    BASE PRICE    EXPIRATION   PRESENT VALUE(2)
                         NAME                              (#)          YEAR       ($/SH)(1)       DATE            ($)
                         ----                           ----------   ----------   -----------   ----------   ----------------
Gary G. Michael                                          390,721         7.01%     $51.1875      06/23/09       $4,671,398
  Chairman of the Board and Chief Executive Officer      550,820         7.97       30.5000      12/05/09        5,020,648
    and a director
Michael F. Reuling                                        78,145         1.40       51.1875      06/23/09          934,289
  Vice Chairman of the Company                           236,066         3.42       30.5000      12/05/09        2,151,709
Carl W. Pennington                                       156,289         2.80       51.1875      06/23/09        1,868,566
  Executive Vice President, Marketing                    236,066         3.42       30.5000      12/05/09        2,151,709
Thomas R. Saldin                                          78,145         1.40       51.1875      06/23/09          934,289
  Executive Vice President and General Counsel           118,033         1.71       30.5000      12/05/09        1,075,854
David G. Simonson                                         78,145         1.40       51.1875      06/23/09          934,289
  Executive Vice President, Operations                   118,033         1.71       30.5000      12/05/09        1,075,854

--------------------------------------------------------------------------------

(1) The closing market price on the date the option was granted.

(2) In accordance with the rules of the Securities and Exchange Commission, "Grant Date Value" has been calculated using the Black-Scholes model of option valuation, adjusted to reflect the option term representative of the individual's grant. The model also assumes: (a) a risk-free rate of return represented by the interest rate on a U.S. Treasury Bond with a maturity date corresponding to that of the adjusted option term; (b) expected volatility using the implied volatility for call options traded on the date of the grant; and (c) a dividend yield determined by dividing the 1999 cash dividends declared by the option price. The values which may ultimately be realized by the holder of the reported option will depend on the market value of the Company's common stock during the periods during which the option is exercisable, which may vary significantly from the assumptions underlying the Black-Scholes model.

--------------------------------------------------------------------------------

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES
--------------------------------------------------------------------------------

                                                                     NUMBER OF SECURITIES          VALUE+ OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                       OPTIONS AT FISCAL             OPTIONS AT FISCAL
                                                                           YEAR-END                      YEAR-END
                                         ACQUIRED ON    VALUE+    ---------------------------   ---------------------------
                                          EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                 NAME                        (#)         ($)          (#)            (#)            ($)            ($)
                 ----                    -----------   --------   -----------   -------------   -----------   -------------
Gary G. Michael                            32,000      $516,000     150,000        941,541       $      0           0
  Chairman of the Board and Chief
    Executive Officer and a director
Michael F. Reuling                              0             0      60,000        314,211         48,750           0
  Vice Chairman of the Company
Carl W. Pennington                              0             0      90,000        392,355        525,000           0
  Executive Vice President, Marketing
Thomas R. Saldin                                0             0     110,000        196,178        217,875           0
  Executive Vice President and General
    Counsel
David G. Simsonson                         23,000       913,125      85,000        196,178        163,500           0
  Executive Vice President, Operations

--------------------------------------------------------------------------------

+ The dollar values are calculated by determining the difference between the closing price on the New York Stock Exchange Composite Tape for the Company's common stock at exercise or at fiscal year-end (February 3, 2000) for exercisable and unexercisable options and the exercise price of the options.
--------------------------------------------------------------------------------

RETIREMENT BENEFITS
--------------------------------------------------------------------------------

The Company maintains two defined benefit plans which were amended as of November 20, 1999. One plan covers eligible salaried employees and one covers eligible hourly employees, and both are governed by ERISA. The Plans will not add any new participants after August 1, 1999 (last semi-annual enrollment date before amendment) except as required under collective bargaining agreements. The Company adopted a defined contribution plan, Albertson's Savings & Retirement Estates ("ASRE"), effective September 26, 1999, which will be the Company's primary retirement plan. The defined benefit plans will serve as floor-offset arrangements for the employees who were participants in one of the pension plans as of August 1, 1999; that is, the participant will receive a combined pension plan and ASRE benefit that is at least as large as the benefit that the pension plan alone would have provided prior to amendment. The Company will first calculate a base benefit under the pension plan as of November 20, 1999 and, secondly, will calculate the participant's projected benefit under the pension plan as if it had remained in effect without being amended. The Company will then add the base benefit to the annuity equivalent of the participant's ASRE profit sharing account. If the projected benefit is higher, the pension plan will pay the difference. If the base benefit plus ASRE is higher, the pension plan pays only the base benefit.

The amount of benefit under the pension plan is based on credited years of service and the participant's compensation. The compensation used in determining the benefit for the individuals named in the Summary Compensation Table consists of the employee's salary and deferred compensation and does not include bonus and noncash compensation. The table on page 19 gives the estimated annual benefit payable upon retirement for participants in the salaried pension plan, including benefits payable under the Executive Pension Makeup Plan (as defined on page 19) for those individuals who were covered as of August 1, 1999. The estimates assume normal retirement at age 62 for employees at specified compensation levels (based on average earnings for the highest five consecutive years of service out of the last ten years) with various years of service with the Company.

                                                                            LOGO

--------------------------------------------------------------------------------

                          SALARIED PENSION PLAN TABLE
--------------------------------------------------------------------------------

                                       YEARS OF SERVICE
COMPENSATION    ---------------------------------------------------------------
   LEVEL           20         25         30         35         40         45
-------------------------------------------------------------------------------
$  100,000....  $ 27,000   $ 33,750   $ 40,500   $ 47,250   $ 54,000   $ 60,750
   200,000....    54,000     67,500     81,000     94,500    108,000    121,500
   300,000....    81,000    101,250    121,500    141,750    162,000    182,250
   400,000....   108,000    135,000    162,000    189,000    216,000    243,000
   500,000....   135,000    168,750    202,500    236,250    270,000    303,750
   600,000....   162,000    202,500    243,000    283,500    324,000    364,500
   700,000....   189,000    236,250    283,500    330,750    378,000    425,250
   800,000....   216,000    270,000    324,000    378,000    432,000    486,000
   900,000....   243,000    303,750    364,500    425,250    486,000    546,750
 1,000,000....   270,000    337,500    405,000    472,500    540,000    607,500
 1,100,000....   297,000    371,250    445,500    519,750    594,000    668,250

--------------------------------------------------------------------------------

As of February 3, 2000, the years of service credited to the executive officers listed in the Summary Compensation Table were: Mr. Michael, 34; Mr. Reuling, 26; Mr. Pennington, 36; Mr. Saldin, 21; and Mr. Simonson, 27. Also as of such date, the covered compensation for the last fiscal year of these executive officers under the Company's pension plans was: Mr. Michael, $1,117,308; Mr. Reuling, $419,808; Mr. Pennington, $435,577; Mr. Saldin, $355,769; and Mr. Simonson, $380,288.

The amounts presented in the salaried pension plan table are single life annuities notwithstanding the availability of joint and survivor annuity provisions.

Retirement benefits otherwise available to key executives under the Company's qualified defined benefit plans have been limited by the effects of the Internal Revenue Code of 1986, as amended (the "Code"). For example, the maximum annual benefit under a qualified pension plan under the Code is limited to $130,000 for 1999 (subject to certain exceptions). The Company has complied with this limitation to assure continuing qualification of its plans. To offset the loss of retirement benefits associated with tax law limitations, the Company adopted a nonqualified Executive Pension Makeup Plan effective June 1, 1988 and an ASRE Makeup Plan on September 26, 1999 ("Makeup Plans"). Benefits are provided under the Makeup Plans for key employees equal to those that would otherwise be lost by such qualified plan limitations. All amounts for any benefits accrued under the Makeup Plans are included in the figures in the Summary Compensation Table.

--------------------------------------------------------------------------------

COMPENSATION COMMITTEE REPORT
--------------------------------------------------------------------------------

The Compensation Committee of the Board of Directors (the "Committee") is comprised solely of directors who are not current or former employees of the Company. The Committee is responsible for establishing the compensation policy and administering the compensation programs for the Company's executive officers and other key employees. The Committee periodically engages independent compensation consultants to assist it in this process. In carrying out its duties, the Committee intends to make all reasonable attempts to comply with the requirements to exempt executive compensation from the $1 million deduction limitation under Section 162(m) of the Internal Revenue Code, unless the Committee determines that such compliance in given circumstances would not be in the best interests of the Company and its stockholders.

COMPENSATION PHILOSOPHY

The compensation program for executive officers is designed to attract, motivate and retain talented executives who will strive to attain the Company's strategic and financial objectives, and thereby increase stockholder value. The principal elements of the program consist of base salary, short-term incentives under the annual bonus plan and long-term incentives in the form of stock option awards. The Company's philosophy is to position the aggregate of these elements at a level which is commensurate with the Company's size and performance relative to other leading wholesale and retail companies. The Committee periodically reviews the reasonableness of total compensation levels and mix using public information from comparator company proxy statements and survey information from credible third-party industry surveys.

BASE SALARY

The Committee annually reviews and approves base salaries for the Company's executive officers, considering the responsibilities of their positions, their individual performance and their competitive position relative to comparator companies and industry surveys. Salary increases, including increases due to promotions, for the most recent fiscal year were based on these criteria.

ANNUAL BONUS

Senior operations executive officers are eligible to receive annual incentive awards under a stockholder approved bonus program. Under the stockholder approved plan, threshold levels of pre-established performance goals must be attained before any awards are paid. For the most recent fiscal year, these performance goals were based on sales, earnings per share and return on assets goals.

Once the Committee has certified that the threshold performance goals are attained for senior operations executive officers, actual award payments for those officers and for the other executive officers are based on more aggressive performance goals, weighted to a greater extent on sales and diluted earnings per share goals and to a lesser extent on return on assets goals. For the most recent fiscal year, target award opportunities ranged from 60 to 80 percent of base salary, and the maximum award opportunity was 150 percent of the target award. A portion of the award may be further adjusted based on individual or subjective performance criteria. Based on overall Company and individual performance for the most recent fiscal year, actual award payments for 1999 ranged from 75 percent to 100 percent of target award opportunities for the Company's executive officers named in the Summary Compensation Table. A portion of the award for the named executive officers was based on the Committee's discretionary assessment of overall performance in connection with the American Stores Company merger.

STOCK OPTIONS

Due to the American Stores Company merger, stock options were not granted to executive

                                                                            LOGO

--------------------------------------------------------------------------------

officers of the Company during the 1998 fiscal year and two grants of stock options were made in the most recent fiscal year, including grants to the named executive officers. These options were granted by the Committee with a ten-year term and generally vest on a pro rata basis over five years beginning on the first anniversary of the grant and were granted according to pre-established grant guidelines that are intended to be competitive both individually and in the aggregate with the comparator companies. In the future, the Committee intends to grant stock options on an annual basis.

CHIEF EXECUTIVE OFFICER

The Chief Executive Officer's compensation is comprised principally of base salary, annual bonus and stock option awards. In addition, the Chief Executive Officer receives an annual $22,000 contribution to the Company's nonqualified deferred compensation plan. Compensation levels and opportunities are established by the Committee in a manner generally consistent with that of the other executive officers. For the 1999 fiscal year, the Committee established a base salary of $1,100,000 for the Chief Executive Officer, which represented an increase of $200,000 over fiscal year 1998. The Chief Executive Officer did not receive an increase in base salary for fiscal year 2000. The Chief Executive Officer received an annual bonus payment of $672,692, which represents 75 percent of his target award opportunity and which was paid pursuant to the 1999 goals established pursuant to the stockholder approved plan. The Chief Executive Officer received two stock option awards during the most recent fiscal year, consistent with the treatment accorded other executive officers.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Clark A. Johnson,    Charles D. Lein
   Chairman          Thomas L. Stevens, Jr.
A. Gary Ames         Will M. Storey
Fernando R. Gumucio

--------------------------------------------------------------------------------

PERFORMANCE GRAPH
--------------------------------------------------------------------------------

The following graph provides a comparison of the five-year cumulative total return* for the Standard & Poor's 500 Index, the Standard & Poor's Retail Store-Food Chains Index and the Company.

[PERFORMANCE GRAPH]

                                                                                                           S & P RETAIL (FOOD
                                                    ALBERTSON'S, INC.               S & P 500                    CHAINS)
                                                    -----------------               ---------              ------------------
1/95                                                        100                         100                         100
1/96                                                     115.25                      138.67                      126.52
1/97                                                     121.05                      175.20                      148.31
1/98                                                     167.98                      222.34                      202.87
1/99                                                     217.34                      294.58                      292.81
1/00                                                     110.51                      325.06                      170.44

* $100 invested on January 31, 1995 in stock or index -- including reinvestment of dividends.
  Fiscal year ending January 31.

                                                                            LOGO

--------------------------------------------------------------------------------

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(PROPOSAL 2)
--------------------------------------------------------------------------------

As recommended by the Audit Committee, the Board of Directors has reappointed Deloitte & Touche LLP as independent auditors for fiscal year 2000. As independent auditors, Deloitte & Touche LLP will audit the books, records and accounts of Albertson's, Inc., and its subsidiaries. The Board asks that the stockholders ratify this appointment.

Deloitte & Touche LLP has audited the financial statements of the Company for each fiscal year since 1967. Services to be performed for fiscal year 2000 include:

     - Audit of annual financial statements,

     - Limited review of quarterly financial information,

     - Consultations in connection with various financial reporting, accounting and income tax matters, and

     - Certain consulting services.

Representatives of Deloitte & Touche LLP will attend the Annual Meeting of Stockholders. They will have an opportunity to make a statement, if they desire to do so. They also will be available to respond to appropriate questions.

It would be difficult and expensive to change auditors in the middle of a fiscal year. If the stockholders defeat the appointment of Deloitte & Touche LLP, the Board of Directors likely would allow the appointment to stand for fiscal year 2000 and the Audit Committee would recommend a different firm of auditors for the following year.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

--------------------------------------------------------------------------------

STOCKHOLDER PROPOSAL

(PROPOSAL 3)
--------------------------------------------------------------------------------

Gerald R. Armstrong has notified the Company that he intends to present the following resolution at the Annual Meeting. Mr. Armstrong holds 1,914 shares of Albertson's common stock. His address is 910 Fifteenth Street, No. 754, Denver, Colorado 80202-2924, and his telephone number is (303) 355-1199.

The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed below.

STOCKHOLDER RESOLUTION:

Resolved: That the shareholders of ALBERTSON'S, INC., assembled in person and by proxy in an annual meeting, request that the Board of Directors take those steps necessary to cause annual elections for all directors by providing that at future elections in annual meetings, all directors be elected annually and not by classes as is now provided and that on the expiration of the present terms their subsequent elections shall also be on an annual basis.

STOCKHOLDER SUPPORTING STATEMENT:

Last year, 62,572,511 shares, or 32% of the shares represented in the annual meeting voted in favor of this proposal.

As earnings expectations of shareholders and professional investors are not being met and no explanation of the sudden "resignation" of Richard L. King, President and member of the Board of Directors, and the related "termination benefits" paid him have not been disclosed to shareholders, the proponent believes greater accountability is needed.

--------------------------------------------------------------------------------

Anti-takeover provisions are present which negate any need for three year terms for directors.

Ameritech, Time-Warner, Lockheed-Martin, Campbell Soups, Atlantic Richfield, Pacific Enterprise, Westinghouse and other corporations have replaced three year terms with the annual election of all directors.

Occidental Petroleum Corporation stated in its 1997 proxy statement in support of replacing three year terms with one year terms for its directors:

"the current Board of Directors . . . . does recognize that under current views of corporate governance a classified board is believed to offer less protection against unfriendly takeover attempts than previously assumed while frustrating stockholders in their exercise of oversight of the board. The Board of Directors believes that the best interests of stockholders are not currently served by maintaining a classified board."

These actions have increased shareholder voting rights by 300% -- and, at no cost to the shareholders.

The proponent believes the current system produces only a facade of continuity which should be displaced; and accountability and performance be substituted as the basis for re-election to our board of directors.

At Albertson's, this procedure will allow shareholders an opportunity to register annually their reviews of the performance of the Board collectively and of each director, individually. Concern that annual elections of all directors would leave Albertson's without experienced directors is unfounded.

If you agree, please vote FOR this proposal. If your proxy is unmarked on this issue, your shares will be automatically voted "AGAINST" this proposal.

--------------------------------------------------------------------------------

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

--------------------------------------------------------------------------------

Your Board of Directors recommends a vote AGAINST Proposal 3 for the following reasons:

Your Board of Directors believes that a classified board continues to serve the Company, you, the stockholders, and those with whom the Company does business by permitting all to rely on the consistency and continuity of corporate policy. At the same time, annual elections in which approximately one-third of the Board is elected each year offer stockholders a regular opportunity to renew and reinvigorate corporate decision-making while maintaining the basic integrity of corporate policy from year to year for the benefit of all who rely on it.

A system of classified directors also benefits stockholders by making corporate takeovers by proxy contest more difficult. Since only approximately one-third of the Company's directorships are filled at any annual meeting of stockholders, it is impossible to elect an entire new Board or even a majority of the Board at a single meeting. Incumbent directors always represent a majority of the Board and are in a position to protect the interests of all stockholders.

The stockholders of the Company adopted the present system of classified directors at the 1980 Annual Meeting of Stockholders by a vote of 77 percent of the outstanding shares.

Our stockholders have rejected a similar proposal in each of the past six years. While a stockholder has the right to submit this proposal year after year, provided the proposal receives at least 10 percent of the vote, your Board of Directors believes that the stockholders should continue to defeat the proposal.

FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3.

                                                                            LOGO

--------------------------------------------------------------------------------

STOCKHOLDER PROPOSAL
(PROPOSAL 4)
--------------------------------------------------------------------------------

The Company has been notified that Catholic Healthcare West, 1700 Montgomery Street, Suite 300, San Francisco, California 94111-1024, the holder of 44,435 shares of Albertson's common stock, intends to present the following resolution at the Annual Meeting. The resolution is also sponsored by two other stockholders. Their names, addresses and the number of shares they hold will be provided upon request.

The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. As required by federal regulations, the resolution and supporting statement are printed below.

STOCKHOLDER RESOLUTION:

WHEREAS:

Leaders of industry in the United States now acknowledge their obligation to pursue superior environmental performance and to disclose information about that performance to their investors and other stakeholders.

The integrity, utility, and comparability of environmental disclosure depend on using a common format, credible metrics, and a set of generally accepted standards. This will enable investors to assess environmental progress within and across industries.

The Coalition for Environmentally Responsible Economies (CERES) -- a ten-year partnership between large investors, environmental groups, and corporations -- has established what we believe is the most thorough and well-respected environmental disclosure form in the United States. CERES has also taken the lead internationally, convening major organizations together with the United Nations Environment Programme in the Global Reporting Initiative, which has produced guidelines for standardizing environmental disclosure worldwide.

Companies which endorse the CERES Principles engage with stakeholders in transparent environmental management and agree to a single set of consistent standards for environmental reporting. That standard is set by the endorsing companies together with CERES.

The CERES Principles and CERES Report have been adopted by leading firms in various industries: Arizona Public Service, Bank America, BankBoston, Baxter International, Bethlehem Steel, Coca-Cola, General Motors, Interface, ITT Industries, Northeast Utilities, Pennsylvania Power and Light, Polaroid, and Sun Company.

We believe endorsing the CERES Principles commits a company to the prudent oversight of its financial and physical resources through: 1) protection of the biosphere; 2) sustainable use of natural resources; 3) waste reduction; 4) energy conservation; 5) risk reduction; 6) safe products/services; 7) environmental restoration; 8) informing the public; 9) management commitment;
10) audits and reports. (The full text of the CERES Principles and accompanying CERES Report form are obtainable from CERES, 11 Arlington Street, Boston Massachusetts 02116, (617) 247-0700/www.ceres.org)

RESOLVED:

Shareholders request that the Company endorse the CERES Principles as a reasonable and beneficial component of their corporate commitment to be publicly accountable for environmental performance.

STOCKHOLDER SUPPORTING STATEMENT:

Recent studies show that the integration of environmental commitment into business operations provides competitive advantage and improves long-term financial performance for companies. In addition, the depth of a firm's environmental commitment and the quality with which it manages its environmental performance are indicators of prudent foresight exercised by management.

Given investors' needs for credible information about a firm's environmental performance, and given the number of companies that have al-

--------------------------------------------------------------------------------

ready endorsed the CERES Principles and adopted its report format, it is a reasonable, widely accepted step for a company to endorse those Principles if it wishes to demonstrate its seriousness about superior environmental performance.

Your vote FOR this resolution serves the best interests of our Company and its shareholders.

--------------------------------------------------------------------------------

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

--------------------------------------------------------------------------------

Your Board of Directors recommends a vote AGAINST Proposal 4 for the following reasons:

Your Board of Directors believes that adopting this proposal would unduly burden Albertson's and its stockholders while adding nothing to our environmental efforts. Adoption of the CERES Principles would require a lengthy and complex annual report and additional administrative costs for programs that already exist within our Company.

RECYCLING AND REDUCING WASTE:

Recycling is a high priority at Albertson's. We have recycling programs for corrugated cardboard, plastic grocery bags, plastic pallet wrap, aluminum cans, truck tires, used antifreeze, used motor oil, fluorescent light bulbs, construction materials, paving materials, photo finish, office supplies and paper products. Albertson's also works to reduce waste by encouraging vendors to reduce packaging. We use returnable plastic totes and plastic pallets where appropriate to reduce waste.

USING ENERGY WISELY:

Albertson's is dedicated to reducing energy use. Wherever possible, low-energy systems are built into facilities to provide the appropriate levels of light at reduced energy costs.

MAKING SAFETY A PRIORITY:

We strive to provide a safe shopping experience for our customers and a safe place to work for our employees. Every employee is involved in the safety effort, and each store has environmental programs.

GETTING THE WORD OUT:

Albertson's publishes information regarding its environmental programs on the Internet at www.albertsons.com and in the company profile. Every store shows our commitment to recycling and the environment by collecting plastic grocery bags and other recyclables. Our volunteer efforts in our communities have spread the word about our proactive efforts to promote environmental programs.

Our Company has been recognized by many local and state government agencies for our commitment to the environment. In both 1998 and 1999, our Albertson's stores in California were awarded the California Integrated Waste Board's WRAP award. Our Fort Worth distribution center was awarded the Fort Worth Clean City, Inc. Star Award for its recycling efforts. Our ice cream plant was awarded the City of Boise Enviroguard award.

Albertson's already practices many of the principles suggested by this proposal. We work to sustain natural resources, reduce waste, promote safety and safe products, protect the environment, and inform the public about our efforts. Your Board of Directors does not believe any benefit to the environment would result from the additional administrative effort and cost required by this proposal.

FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTEREST OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4.

                                                                            LOGO

--------------------------------------------------------------------------------

OTHER MATTERS
--------------------------------------------------------------------------------

The Company is not aware of any other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, the proxy holders intend to vote the shares they represent as the Board of Directors may recommend.

--------------------------------------------------------------------------------

DEADLINE FOR RECEIPT OF STOCKHOLDERS' PROPOSALS

--------------------------------------------------------------------------------

Proposals by stockholders of the Company that are intended to be presented at the Company's 2001 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), must be received by the Company at the Company's principal executive offices not later than December 29, 2000. In order for a stockholder proposal to be eligible for inclusion in the proxy statement and proxy card for that meeting, the proposing stockholder must:

- Submit the proposal to the Company in a timely manner,

- Specifically request that it be included, and

- Satisfy the eligibility and procedural requirements of Rule 14a-8 under the Exchange Act.

In order for stockholder proposals made outside of Rule 14a-8 of the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) of the Exchange Act, such proposals must be received by the Company at the Company's principal executive offices not later than March 17, 2001. The Company's By-Laws require that proposals of stockholders made outside of Rule 14a-8 of the Exchange Act must be submitted, in accordance with the requirements of the By-Laws, not later than March 17, 2001 or earlier than February 15, 2001.

                                 [RECYCLE LOGO]

PROXY


                               [ALBERTSONS LOGO]


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                                ALBERTSONS, INC.

THE UNDERSIGNED HEREBY APPOINTS GARY G. MICHAEL, MICHAEL F. REULING AND THOMAS
R. SALDIN, AND EACH OF THEM, AS PROXIES FOR THE UNDERSIGNED, EACH WITH FULL POWER OF SUBSTITUTION, TO REPRESENT THE UNDERSIGNED AND TO VOTE ALL SHARES OF COMMON STOCK OF ALBERTSON'S, INC. (THE "COMPANY") THAT THE UNDERSIGNED IS ENTITLED TO VOTE IN THE MANNER INDICATED ON THE REVERSE SIDE HEREOF, AND WITH DISCRETIONARY AUTHORITY AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE COMPANY'S 2000 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 15, 2000, AND AT ANY AND ALL ADJOURNMENTS THEREOF, AS SET FORTH UNDER THE HEADING "OTHER MATTERS" IN THE ACCOMPANYING PROXY STATEMENT. IF NO OTHER INDICATION IS MADE, AT THE MEETING AND AT ANY AND ALL ADJOURNMENTS THEREOF, THE PROXYHOLDERS WILL VOTE FOR (I) THE ELECTION OF DIRECTOR NOMINEES AND (II) THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS AND WILL VOTE AGAINST PROPOSALS 3 AND 4.

                     (PLEASE DATE AND SIGN ON REVERSE SIDE)


                            * FOLD AND DETACH HERE *



                               [ALBERTSONS LOGO]


                         ANNUAL MEETING OF STOCKHOLDERS
                             THURSDAY, JUNE 15, 2000

                                   10:00 A.M.

                                  IDAHO CENTER
                               16200 CAN-ADA ROAD
                                  NAMPA, IDAHO

IF YOU PLAN TO ATTEND THE MEETING AND YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR OTHER NOMINEE, PLEASE BRING A STATEMENT OR LETTER FROM THE BROKER OR NOMINEE CONFIRMING YOUR OWNERSHIP OF SHARES.

PLEASE MARK
YOUR VOTE
LIKE THIS. [X]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.


1. ELECTION OF SIX DIRECTORS TO CLASS II.

  01 A. GARY AMES
  02 PAUL I. CORDDRY
  03 FERNANDO R. GUMUCIO
  04 BEATRIZ RIVERA
  05 ARTHUR K. SMITH
  06 THOMAS J. WILFORD


FOR ALL NOMINEES
[ ]


WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES
[ ]


TO WITHHOLD AUTHORITY FOR ANY NOMINEE, CHECK THE "FOR" ALL NOMINEES BOX ABOVE AND WRITE THAT NOMINEE'S NAME ON LINE BELOW:


________________________________________


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.


2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.

FOR [ ]   AGAINST [ ]   ABSTAIN [ ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.
3. STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS.

FOR [ ]   AGAINST [ ]   ABSTAIN [ ]


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.
4. STOCKHOLDER PROPOSAL TO ADOPT THE CERES PRINCIPLES FOR PUBLIC ENVIRONMENTAL ACCOUNTABILITY.

FOR [ ]   AGAINST [ ]   ABSTAIN [ ]


I HOLD ADDITIONAL ACCOUNTS AND DO NOT WISH TO CONTINUE RECEIVING DUPLICATE COPIES OF ALBERTSON'S MATERIAL. PLEASE DISCONTINUE MAILINGS, OTHER THAN MY PROXY, TO THIS ACCOUNT.
[ ]


I PLAN TO ATTEND ALBERTSON'S 2000 ANNUAL MEETING OF STOCKHOLDERS.
[ ]


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS DIRECTED THEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.



SIGNATURE(S)___________________________________________DATED:___________, 2000

THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME APPEARS HEREON. EXECUTORS, ADMINISTRATORS, TRUSTEES AND SO FORTH, SHOULD GIVE FULL TITLE AS SUCH. IF THE SIGNATORY IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICIAL. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PARTY. IF SHARES ARE HELD IN MULTIPLE NAMES, AT LEAST ONE MUST SIGN AS AN AUTHORIZED PARTY.



                            * FOLD AND DETACH HERE *


                          VOTE BY TELEPHONE OR INTERNET

[TELEPHONE GRAPH]          QUICK ** EASY ** IMMEDIATE         [COMPUTER GRAPHIC]


YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.



VOTE BY PHONE: CALL 1-800-840-1208 ON A TOUCH-TONE PHONE 24 HOURS A DAY. THERE
               IS NO CHARGE TO YOU FOR THIS CALL. TELEPHONE VOTING IS AVAILABLE UNTIL 5:00 P.M. EDT ON WEDNESDAY, JUNE 14, 2000. YOU WILL BE ASKED TO ENTER YOUR CONTROL NUMBER (LOOK BELOW AT RIGHT).

OPTION A:      TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL MATTERS,
               PRESS 1. THEN, WHEN ASKED, YOU MUST CONFIRM YOUR VOTE BY PRESSING
               1 AGAIN.

OPTION B:      IF YOU CHOOSE TO VOTE AGAINST OR ABSTAIN ON ANY MATTER, PRESS 0.
               YOU WILL HEAR THESE INSTRUCTIONS FOR EACH ITEM TO BE VOTED UPON.

               ITEM 1: TO VOTE FOR, PRESS 1; AGAINST, PRESS 9; ABSTAIN, PRESS 0.

               WHEN ASKED, YOU MUST CONFIRM YOUR VOTE BY PRESSING 1.



VOTE BY INTERNET: HTTP://WWW.EPROXY.COM/ABS/ THERE MAY BE INTERNET CHARGES (USAGE OR SERVER FEES) THAT MUST BE PAID BY THE STOCKHOLDER.


PLEASE HAVE THIS CARD HANDY WHEN YOU CALL OR LOG ON TO THE INTERNET. YOU'LL NEED IT IN ORDER TO COMPLETE THE VOTING PROCESS.

PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF YOU VOTE BY TELEPHONE OR INTERNET. FOR TELEPHONE OR INTERNET VOTING, YOUR CONTROL NUMBER IS: